News Release	■ ■ ■ ■

FOR: CONTACT:	REMEDYTEMP, INC. Monty Houdeshell Senior Vice President and Chief Administrative Officer (949) 425-7600 Roger Pondel/Rob Whetstone PondelWilkinson Inc. (310) 279-5980

Positive Trend Continues for RemedyTemp in First Fiscal Quarter
—Company Achieves Profitability, Strong Margin Improvement—

ALISO VIEJO, Calif.—February 1, 2006—RemedyTemp, Inc. (NASDAQ:REMX) today announced it achieved profitability for the first fiscal quarter ended January 1, 2006, citing strong margin improvements that reflected the success of internal programs, along with lower workers’ compensation costs.

Net income for the fiscal 2006 first quarter amounted to $2.1 million, equal to $0.23 per fully diluted share, compared with a net loss of $22,000, equal to approximately break-even per share, a year ago. The company registered pre-tax profits of $2.9 million for the 2006 first quarter, versus $15,000 in pre-tax profits last year.

Revenue for the first three months of fiscal 2006 totaled $134.0 million versus $137.4 million in the comparable prior year period. The decline reflected the exiting of approximately $35 million of certain higher risk and lower margin accounts during the past year, primarily impacting commercial segment revenue, which was down 2.4% from last year’s first quarter to $108.4 million. Specialty segment revenue was also off 2.4% from last year, primarily due to the closing of under performing offices in fiscal 2005. Consolidated revenue was up sequentially 3.6% over the fourth quarter of fiscal 2005.

Gross margin for the fiscal 2006 first quarter rose to 21.7% from 19.5% a year ago; attributable primarily to a reduction in workers’ compensation costs, a more favorable revenue mix that included greater contributions from the specialty segment’s direct-hire operation, along with a better pricing environment. The commercial segment’s gross margins were up 2.0 percentage points to 19.2%, while the specialty segment’s gross margins rose 2.9 percentage points to 32.5%. Consolidated gross profit for the quarter increased 8.6% to $29.1 million. Selling and administrative expenses were approximately 5.4% lower than the prior year’s first quarter.

“The positive momentum that began last year, successfully executing our strategy to enhance margins and reduce costs, is being reflected in RemedyTemp’s performance as we proceed into fiscal 2006,” said Greg Palmer, president and chief executive officer. “The specialty segment, which includes the RemX® Specialty Staffing unit, generates our highest gross margins and turned in another excellent quarter, continuing to increase its contribution as operating margins expand. Business conditions remained generally favorable for our commercial segment.”

“We were pleased with the reduction in workers’ compensation expense over the prior year period, resulting from fewer and lower cost claims, as well as the benefits of workers’ compensation reform in California, which is our largest geographic market. Further reductions are expected as the year proceeds. As well, we anticipate more favorable revenue comparisons as the residual effect of last year’s exiting of certain higher risk and lower margin accounts dissipates.”

RemedyTemp’s balance sheet remained strong at the end of the 2006 first quarter. Total cash and investments amounted to $47.4 million, including $25.9 million in restricted cash and investments, primarily pledged to collateralize workers’ compensation claims. The company continues to have no debt.

For the second fiscal quarter ending April 2, 2006, which is seasonally the weakest period, the company expects to achieve pre-tax income of approximately break-even to $200,000, representing a sharp improvement over the $1.9 million pre-tax loss in last year’s second fiscal quarter. Revenue is anticipated to increase modestly year-over-year, reflecting the residual effect of exiting low-margin, high-risk accounts. Palmer said that after getting beyond the residual effect of exiting accounts, the company anticipates seven to nine percent year-over-year sales growth in the second half of the year.

Beginning with fiscal 2006, RemedyTemp is reporting operating results on a segment basis. The specialty segment consists of the higher gross margin Talent Magnet™ and RemX® divisions. The commercial segment is comprised of the Light Industrial and Franchise divisions.

About RemedyTemp, Inc.

RemedyTemp, with 235 offices throughout North America, is a professional staffing organization focused on delivering human capital workforce solutions in various business sectors. The company operates under the brands Remedy® Intelligent Staffing, Talent Magnet™ by Remedy and RemX® Specialty Staffing. For additional information about RemedyTemp visit www.remedytemp.com.

This news release contains forward-looking statements that involve material risks and uncertainties. Such forward-looking statements, including, but not limited to, projections for the 2006 second fiscal quarter, achieving more favorable revenue comparisons in the second half of fiscal 2006, sustaining positive momentum and other financial expectations and current business indicators, are subject to change based on factors beyond the control of the company. Many of such statements contain words such as “anticipate,” “believe,” “estimate,” “intend,” “plan,” “expect,” “will,” or “future” and words of similar meaning.

Accordingly, the company’s actual results may differ materially from those expressed or implied in any such forward-looking statements as a result of various additional factors, including, without limitation, the continued performance of the RemX Specialty Staffing division, the company’s ability to realize improvements in the months ahead, changes in general or local economic conditions that could impact the company’s expected financial results, the availability of sufficient personnel, various costs relating to temporary workers and personnel including but not limited to workers’ compensation and state unemployment rates, the company’s ability to expand its sales force productivity and sales channels, to open new points of distribution and expand in core geographic markets, attract and retain clients and franchisees/licensees, the outcome of litigation, software integration and implementation, and other factors described in the company’s filings with the Securities and Exchange Commission regarding risks affecting the company’s financial condition and results of operations. The company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

The following table sets forth summary statements of operations and condensed balance sheets and should be read in conjunction with this news release.

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(Table to follow)

REMEDYTEMP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(amounts in thousands, except per share amounts)

	(unaudited)
	Three Months Ended
	January 1,	January 2,
	2006	2005
Total revenues	$133,996	$137,356
Cost of revenues (exclusive of depreciation and amortization shown below)	104,906	110,565
Licensees’ share of gross profit	7,078	6,468
Selling and administrative expenses.	18,295	19,348
CIGA litigation	129	98
Depreciation and amortization	1,206	1,364

Income (loss) from operations.	2,382	(487)
Other income (expense):
Interest expense	(187)	(128)
Interest income	336	259
Other, net	370	371

Income before income taxes	2,901	15
Provision for income taxes	784	37

Net income (loss)	$2,117	$(22)

Net income (loss) per share: basic	$0.23	$(0.00)

Net income (loss) per share: diluted	$0.23	$(0.00)

Weighted average shares: basic	9,066	9,033

Weighted average shares: diluted	9,393	9,033

REMEDYTEMP, INC.
SUPPLEMENTAL FINANCIAL INFORMATION
(amounts in thousands)

	(unaudited)
	Three Months Ended
	January 1,	January 2,
	2006	2005
REVENUES
Commercial
Light industrial	$56,880	$62,406
Licensed franchise	51,533	48,728
Specialty
Talent Magnet	12,218	15,360
RemX	13,365	10,862

Total revenues	$133,996	$137,356

GROSS PROFIT
Commercial	$20,767	$19,032
Specialty	8,323	7,759
Total gross profit	$29,090	$26,791

OPERATING INCOME
Commercial	$8,659	$7,075
Specialty	876	130
Unallocated corporate and other expenses	(7,153)	(7,692)

Income (loss) from operations	$2,382	$(487)

CONDENSED CONSOLIDATED BALANCE SHEETS
(amounts in thousands)

	(unaudited)
	January 1,	October 2,
	2006	2005
ASSETS
Current assets:
Cash and investments	$21,422	$25,646
Restricted investments	4,042	3,771
Accounts receivable, net	62,128	60,787
Other current assets	8,602	9,802

Total current assets	96,194	100,006
Fixed assets, net	9,632	9,696
Restricted cash and investments	21,889	21,889
Other assets	6,327	6,492

Total Assets	$134,042	$138,083

LIABILITIES AND SHAREHOLDERS’ EQUITY
Total current liabilities	$36,402	$44,244
Total long-term liabilities	33,657	32,300

Total liabilities	70,059	76,544
Total shareholders’ equity	63,983	61,539

Total Liabilities and Shareholders’ Equity	$134,042	$138,083